Exhibit 99.1

RRD REPORTS FIRST QUARTER 2021 RESULTS

NET SALES AND INCOME FROM OPERATIONS AT UPPER END OF EARLIER ESTIMATES; NET SALES DECLINE RATE IMPROVES SEQUENTIALLY FOR THE THIRD CONSECUTIVE QUARTER

OPERATING CASH FLOW IN THE QUARTER WAS $61 MILLION BETTER THAN PRIOR YEAR

TOTAL DEBT DOWN $665 MILLION FROM A YEAR AGO AND FLAT COMPARED TO YEAR END 2020

Chicago, April 27, 2021 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today reported financial results for the first quarter of 2021.

Q1 Key messages

•	GAAP net sales, including the impact of a disposition and foreign exchange, decreased 3.6%; Non-GAAP organic net sales decreased 4.3%; both decline rates improved from the prior three quarters
•

Both GAAP and Non-GAAP income from operations and margins down from strong prior year results; both benefitted from continued cost reductions, but negatively impacted by approximately $11 million of unfavorable foreign exchange

•	GAAP loss per share from continuing operations of $0.03 and Non-GAAP adjusted earnings per share from continuing operations of $0.08, both negatively impacted by a higher effective tax rate
•	Operating cash flow improved $61 million versus prior year due to continued working capital improvements
•	Gross leverage ratio of 3.9x improved 0.9x from March 31, 2020; net leverage ratio of 3.2x improved 0.6x from same period
•	Recently announced offering of $400 million of 6.125% senior secured notes due 2026 on track to close on April 28th

“We are off to a strong start in 2021 as we continue to provide essential marketing and business communications for our clients while continuing to protect the health and safety of our global colleagues,” said Dan Knotts, RRD President and Chief Executive Officer. “Our first quarter organic sales rate marked our third consecutive quarter of improving sales trends, we continued to execute our cost reduction plans to align with client demand, and we delivered our best first quarter operating cash flow performance since the spin in 2016. We also made significant progress in improving our balance sheet flexibility with the recently announced extension of the maturity date for our ABL credit facility and the refinancing of a significant portion of our 2024 term loans with new senior secured notes. While the pace of the economic recovery remains uncertain, we continue to successfully advance our strategic priorities and are confident that we will emerge from the pandemic as a stronger company.”

Financial highlights

The following tables provide an overview of RRD’s financial performance:

	1st Quarter Results
	Q1 2021	Q1 2020	% Change
Net sales	$1.17 billion	$1.22 billion	(3.6%)
Income from operations	$25.1 million	$33.1 million	(24.2%)
Diluted (loss) earnings per share from continuing operations	($0.03)	$0.10	nm

Adjusted income from operations - non-GAAP (1)	$37.4 million	$50.4 million	(25.8%)
Adjusted diluted earnings per share from continuing operations - non-GAAP (1)	$0.08	$0.27	(70.4%)

(1)

Refer to "Use of Non-GAAP Information" for additional information on the usage and presentation of non-GAAP financial measures, and refer to the schedules for reconciliations to the most directly comparable GAAP financial measures.

Net sales in the first quarter were $1.17 billion, down $43.8 million or 3.6% from the first quarter of 2020. The decrease includes a $6.5 million impact from the previous closure of our operations in Chile and an increase of nearly $15 million due to changes in foreign exchange. The current period continued to be negatively impacted by the ongoing impact of the COVID-19 pandemic and last year’s Census project, which was completed mid-2020.

Organic net sales declined 4.3%. The Business Services segment was up 3.2% on a GAAP basis and 2.4% on a non-GAAP organic basis while the Marketing Solutions segment was down 22.5% on a GAAP and non-GAAP organic basis from the first quarter of 2020. The Business Services segment experienced growth in several of our strategic focus areas including Packaging, Labels and Supply Chain Management, while net sales in Marketing Services were negatively affected by last year’s Census project.

Income from operations was $25.1 million in the first quarter of 2021 compared to income from operations of $33.1 million in the first quarter of last year.

Non-GAAP adjusted income from operations of $37.4 million decreased $13.0 million from the prior year period. The decrease was primarily due to unfavorable foreign exchange of nearly $11 million, which was mostly associated with operations in China. In addition, proactive actions taken to reduce the Company’s cost structure nearly offset the impact of lower sales, which included the impact of last year’s Census project and the ongoing pandemic, and higher variable incentive compensation expense.

Loss per share from continuing operations attributable to common stockholders was $0.03 in the first quarter of 2021 compared to earnings per share of $0.10 reported in the first quarter of 2020. The 2021 results were negatively impacted by lower income from operations and higher income taxes, slightly offset by lower interest expense reflecting lower debt outstanding and a lower variable interest rate. The prior year effective tax rate reflected benefits from the CARES Act.

Non-GAAP adjusted earnings per share from continuing operations attributable to common stockholders of $0.08 in the first quarter of 2021 decreased from $0.27 in the first quarter of 2020 primarily due to lower adjusted income from operations and unfavorable income taxes.

Other highlights and information

Cash used in operating activities of $18.9 million in the first quarter of 2021 improved $61 million versus the prior year period. The improvement is primarily related to working capital improvements, partially offset by lower earnings and LSC bankruptcy related payments.

Capital expenditures in the first quarter of 2021 were $13.0 million versus $17.7 million in the prior year period.

As of March 31, 2021, cash on hand was $261.6 million, down $27.2 million from December 31, 2020. Total debt outstanding at the end of the quarter was $1.5 billion which remained unchanged from the prior year end. Availability under the credit facility was $512 million at March 31, 2021. Total liquidity, including cash on hand, was $774 million, down from $865 million at December 31, 2020 and up from $644 million at March 31, 2020.

During 2020, the Company completed the sale of its DLS Worldwide, International Logistics and Courier Logistics businesses. The Company has reflected the Logistics businesses as discontinued operations, and the financial results of these businesses have been excluded from continuing operations and segment results for all periods presented unless otherwise noted.

Outlook

As COVID-19 infection rates remain elevated in many parts of the world, the year ahead continues to present many uncertainties. As such, the Company is unable to furnish its typical guidance for the balance of the year. However, the Company is providing the following observations and guidance for the year.

•

Net sales for the year are expected to be flat to up low single digits taking into consideration reductions from the Census project and one-time pandemic related projects in the last half of 2020, offset by a modest economic recovery as the year progresses. Net sales in the second quarter are expected to be between $1.10 and $1.15 billion, up 8 to 13 percent organically reflecting improvement from the pandemic partially offset by last year’s Census project.

•

Excluding the unpredictable impact from changes in foreign exchange rates and the possible impact from future inflation and labor availability, non-GAAP adjusted income from operations and the resulting operating margin are expected to be flat to up slightly from the prior year as the Company continues to benefit from aggressive cost-reduction actions. Non-GAAP adjusted income from operations for the second quarter is expected to be up from the prior year reflecting an increase in volume and continued cost reduction efforts, partially offset by unfavorable foreign exchange of approximately $10 million assuming the exchange rates do not change from the current rates.

•	Depreciation expense is expected to be approximately $135 million for the year.
•

Interest expense is expected to range from $120 to $125 million excluding GAAP only charges estimated at $9 to $10 million associated with terminating certain interest rate swap agreements in connection with the April, 2021 senior secured note issuance and term loan prepayment. Interest expense is expected to include benefits from lower average borrowings and a lower average interest rate in 2021 as compared to 2020.

•

The full year Non-GAAP effective tax rate is expected to be approximately 35% which is higher than reported in 2020 as non-recurring benefits were reflected in 2020 and the benefit from the CARES Act has expired.

•	Operating cash flow is expected to be slightly lower than the prior year reflecting a reduction due to the repayment of half of the employer portion of payroll taxes deferred in 2020 and payments to settle LSC bankruptcy-related obligations. Capital expenditures are expected to be approximately $80 million. As part of our agreement to sell the printing facility in China, the Company expects to collect one additional deposit of approximately $50 million in 2021. The Company also expects to continue generating additional proceeds from monetizing other assets including proceeds from selling additional facilities.

Conference call

RRD will host a conference call to discuss its first quarter results on Wednesday, April 28, 2021 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants must register in advance in order to either join the webcast or request the dial-in information to join by telephone. Registration links for both the webcast and the telephone options are available on the Events & Presentations page of the Investor Relations website. For those unable to join live, a replay of the webcast will be available until July 31, 2021 under the Past Events section of the Investor Relations website.

A slide presentation will be available on the Investors section of the RRD web site at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share, non-GAAP organic net sales and gross and net leverage ratios. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share, non-GAAP organic net sales and gross and net leverage ratios for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2020, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Consolidated Statements of Operations
For the Three Months Ended March 31, 2021 and 2020
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31,
	2021	2020
Net sales	$1,173.1	$1,216.9

Cost of sales (1)	949.0	968.6

Gross profit (1)	224.1	248.3
Selling, general and administrative expenses (SG&A) (1)	153.3	159.9
Restructuring, impairment and other charges-net	5.8	11.2
Depreciation and amortization	33.8	39.2
Other operating expense	6.1	4.9
Income from operations	25.1	33.1
Interest expense - net	30.5	33.9
Investment and other income - net	(4.8)	(4.0)
(Loss) income from continuing operations before income taxes	(0.6)	3.2
Income tax expense (benefit)	1.1	(3.8)
Net (loss) income from continuing operations	(1.7)	7.0
Income (loss) from discontinued operations, net of tax	0.6	(19.9)
Net loss	(1.1)	(12.9)
Less: Income attributable to noncontrolling interests	0.2	0.1
Net loss attributable to RRD common stockholders	$(1.3)	$(13.0)

Basic and diluted net (loss) earnings per share attributable to RRD common stockholders:
Continuing Operations	$(0.03)	$0.10
Discontinued Operations	$0.01	$(0.28)
Net loss attributable to RR Donnelley stockholders	$(0.02)	$(0.18)

Weighted average common shares outstanding:
Basic	72.7	71.6
Diluted	72.7	71.6

Additional information:
Gross margin (1)	19.1%	20.4%
SG&A as a % of total net sales (1)	13.1%	13.1%
Operating margin	2.1%	2.7%

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Consolidated Balance Sheets
As of March 31, 2021 and December 31, 2020
(UNAUDITED)
(in millions, except per share data)

	3/31/2021	12/31/2020
Assets

Cash and cash equivalents	$261.6	$288.8
Receivables, less allowances for credit losses	927.4	1,009.2
Inventories	300.8	302.1
Assets held-for-sale	22.5	23.1
Prepaid expenses and other current assets	126.7	133.4
Total Current Assets	1,639.0	1,756.6
Property, plant and equipment - net	429.9	438.8
Goodwill	407.4	410.6
Other intangible assets - net	64.0	68.8
Deferred income taxes	78.0	78.5
Operating lease assets	214.4	223.8
Other noncurrent assets	147.7	153.8
Total Assets	$2,980.4	$3,130.9

Liabilities

Accounts payable	716.2	804.5
Accrued liabilities and other	331.3	351.2
Short-term operating lease liabilities	70.0	73.4
Short-term and current portion of long-term debt	140.4	61.1
Liabilities held-for-sale	—	—
Total Current Liabilities	1,257.9	1,290.2
Long-term debt	1,362.7	1,442.0
Pension liabilities	84.4	89.5
Other postretirement benefits plan liabilities	53.7	55.8
Long-term income tax liability	68.3	68.3
Long-term operating lease liabilities	150.9	156.9
Other noncurrent liabilities	256.9	272.0
Total Liabilities	$3,234.8	$3,374.7

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2021 and 2020	0.9	0.9

Additional paid-in capital	3,105.4	3,263.6
Accumulated deficit	(2,242.0)	(2,240.7)
Accumulated other comprehensive loss	(160.3)	(153.9)
Noncontrolling interests	(971.6)	(1,127.6)
Total RRD stockholders' equity	(267.6)	(257.7)
Noncontrolling interests	13.2	13.9
Total Equity	$(254.4)	$(243.8)
Total Liabilities and Equity	$2,980.4	$3,130.9

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2021 and 2020
(UNAUDITED)
(in millions)

	2021	2020

Net loss	$(1.1)	$(12.9)
Adjustment to reconcile net loss to net cash used in operating activities	30.7	69.7
Changes in operating assets and liabilities	(46.6)	(132.4)
Pension and other postretirement benefits plan contributions	(1.9)	(4.0)
Net cash used in operating activities	$(18.9)	$(79.6)

Capital expenditures	(13.0)	(17.7)
All other cash provided by investing activities	1.7	17.4
Net cash used in investing activities	$(11.3)	$(0.3)

Net cash (used in) provided by financing activities	$(4.7)	$345.9

Effect of exchange rate on cash, cash equivalents and restricted cash	(2.1)	(6.0)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(37.0)	$260.0

Cash, cash equivalents and restricted cash at beginning of year	357.6	223.8

Cash, cash equivalents and restricted cash at end of period	$320.6	$483.8

Supplemental cash flow disclosures:
Operating cash flows used in discontinued operations	$—	$(1.4)
Investing cash flows used in discontinued operations	$—	$(0.1)

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended March 31, 2021 and 2020
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31, 2021					For the Three Months Ended March 31, 2020
	SG&A (1)	Income from operations	Income tax expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Income tax expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share
GAAP basis measures	$153.3	$25.1	$1.1	$(1.9)	$(0.03)	$159.9	$33.1	$(3.8)	$6.9	$0.10

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	5.8	2.1	3.7	0.05	—	11.2	4.5	6.7	0.09
All other (3)	(0.4)	6.5	2.3	4.3	0.06	(1.3)	6.1	0.1	5.8	0.08
Total Non-GAAP adjustments	(0.4)	12.3	4.4	8.0	0.11	(1.3)	17.3	4.6	12.5	0.17
Non-GAAP measures	$152.9	$37.4	$5.5	$6.1	$0.08	$158.6	$50.4	$0.8	$19.4	$0.27

Additional non-GAAP information:			2021	2020
Gross margin (1)			19.1%	20.4%
Adjusted SG&A as a % of total net sales (1)			13.0%	13.0%
Adjusted operating margin			3.2%	4.1%
Adjusted effective tax rate			47.0%	3.9%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the first quarter of 2021 included $4.0 million in other restructuring charges and $1.5 million for employee termination costs. Charges incurred in the first quarter of 2020 included $8.1 million for employee termination costs, $4.1 million in other restructuring charges, partially offset by net gains on the sale of restructured facilities.

(3)	All other: Primarily included expenses related to the ongoing SEC and DOJ investigations in RRD Brazil.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income (Loss) from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended March 31, 2021 and 2020
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended March 31, 2021
Net sales	$922.1	$251.0	$—	$1,173.1
Income (loss) from operations	53.2	13.8	(41.9)	25.1
Operating margin %	5.8%	5.5%	nm	2.1%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	3.4	2.2	0.2	5.8
Other	—	—	6.5	6.5
Total Non-GAAP adjustments	3.4	2.2	6.7	12.3

Non-GAAP income (loss) from operations	$56.6	$16.0	$(35.2)	$37.4
Non-GAAP operating margin %	6.1%	6.4%	nm	3.2%

Depreciation and amortization	23.0	8.0	2.8	33.8
Investment and other income-net (1)	0.8	—	4.0	4.8
Non-GAAP Adjusted EBITDA	$80.4	$24.0	$(28.4)	$76.0
Non-GAAP Adjusted EBITDA margin %	8.7%	9.6%	nm	6.5%

For the Three Months Ended March 31, 2020
Net sales	$893.1	$323.8	$—	$1,216.9
Income (loss) from operations	37.7	24.9	(29.5)	33.1
Operating margin %	4.2%	7.7%	nm	2.7%

Non-GAAP Adjustments
Restructuring, impairment and other-net	5.7	0.5	5.0	11.2
Other	0.2	—	5.9	6.1
Total Non-GAAP adjustments	5.9	0.5	10.9	17.3

Non-GAAP income (loss) from operations	$43.6	$25.4	$(18.6)	$50.4
Non-GAAP operating margin %	4.9%	7.8%	nm	4.1%

Depreciation and amortization	24.4	14.2	0.6	39.2
Investment and other income-net (1)	0.9	—	2.9	3.8
Non-GAAP Adjusted EBITDA	$68.9	$39.6	$(15.1)	$93.4
Non-GAAP Adjusted EBITDA margin %	7.7%	12.2%	nm	7.7%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended March 31, 2021
(UNAUDITED)

	For the Three Months Ended March 31, 2021
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	3.2%	(22.5%)	(3.6%)
Less:
Year-over-year impact of changes in foreign currency rates	1.6%	---%	1.2%
Year-over-year impact of dispositions (1)	(0.8%)	---%	(0.5%)

Net organic sales change	2.4%	(22.5%)	(4.3%)

(1)	Adjusted for net sales of RRD Chile, disposed of in the first quarter of 2020.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA
For the Three Months Ended March 31, 2021 and 2020
(UNAUDITED)
(in millions)

	For the Three Months Ended March 31,
	2021	2020
GAAP net (loss) income from continuing operations attributable to RRD common stockholders	$(1.9)	$6.9

Adjustments
Income attributable to noncontrolling interests	0.2	0.1
Income tax expense	1.1	(3.8)
Interest expense - net	30.5	33.9
Depreciation and amortization	33.8	39.2
Restructuring, impairment and other charges-net	5.8	11.2
Other	6.5	5.9
Total Non-GAAP adjustments	77.9	86.5
Non-GAAP adjusted EBITDA	$76.0	$93.4

Net sales	$1,173.1	$1,216.9
Non-GAAP adjusted EBITDA margin %	6.5%	7.7%

R.R. Donnelley & Sons Company
Debt Leverage Ratios
As of March 31, 2021 and 2020
(UNAUDITED)

	As of March 31,
	2021	2020
Gross Leverage Ratio
Total Debt	1,503.1	2,168.4

Trailing 12 months adjusted EBITDA	383.5	430.0
on a continuing basis
Discontinued operations adjusted EBITDA (1)	n/a	20.2
Total adjusted EBITDA	383.5	450.2

Gross Leverage Ratio	3.9x	4.8x

Net Leverage Ratio
Total Debt	1,503.1	2,168.4
Less Cash and cash equivalents	261.6	450.7
Net Debt	1,241.5	1,717.7

Trailing 12 months adjusted EBITDA	383.5	430.0
on a continuing basis
Discontinued operations adjusted EBITDA (1)	n/a	20.2
Total adjusted EBITDA	383.5	450.2

Net Leverage Ratio	3.2x	3.8x

(1)	March 31, 2021 leverage ratios exclude EBITDA from discontinued operations as proceeds from the sale of the divested businesses were used to reduce debt.